Exhibit 99.1

DURATA THERAPEUTICS, INC. REPORTS THIRD QUARTER 2013

FINANCIAL RESULTS

CHICAGO, IL, November 6, 2013 – Durata Therapeutics, Inc. (NASDAQ: DRTX) today announced financial results for the quarter ended September 30, 2013.

Financial results for the quarter ended September 30, 2013

As of September 30, 2013, we had cash and cash equivalents plus short-term investments of $66.6 million, compared to $45.4 million at December 31, 2012. The increase was primarily due to the Company’s equity offering in the second quarter of 2013.

Net loss for the three months ended September 30, 2013 (the “2013 Quarter”) was $11.9 million, compared to a net loss of $21.8 million for the three months ended September 30, 2012 (the “2012 Quarter”).

Research and development expenses for the 2013 Quarter were $5.9 million, compared to $19.0 million for the 2012 Quarter. The $13.1 million decrease from the 2012 Quarter to the 2013 Quarter principally resulted from a decrease of $10.8 million related to clinical related trial costs as a result of our recently completed DISCOVER-1 and DISCOVER-2 clinical trials and a reduction of $3.1 million related to chemistry, manufacturing and control (“CMC”) related expenses due to decreased costs related to the manufacture of product in the 2013 Quarter. These reductions were partially offset by an increase of $0.6 million in personnel costs and $0.2 million of consulting costs related to the preparation of our New Drug Application (“NDA”) submission.

General and administrative expense for the 2013 Quarter was $4.8 million, compared to $2.6 million for the 2012 Quarter. The $2.2 million increase from the 2012 Quarter to the 2013 Quarter principally resulted from an increase of $1.8 million related to additional headcount and an increase of $0.5 million for marketing and medical affairs spending to support the anticipated commercial launch of dalbavancin.

Q3 2013 Highlights and Recent Events

Recent accomplishments include the following:

•	Submitted our NDA to the U.S. Food and Drug Administration (“FDA”) seeking approval for the marketing and sale of dalbavancin for the treatment of patients with acute bacterial skin and skin structure infections (“ABSSSI”) caused by susceptible Gram-positive microorganisms, including methicillin resistant Staphylococcus aureus (“MRSA”).

•	On October 31, 2013, we and our subsidiaries entered into a credit agreement with PDL BioPharma, Inc. (“PDL”), which provides for up to $70.0 million in debt financing. We used the first funding tranche of $25.0 million to repay amounts owed to Oxford Finance LLC (“Oxford”) under our former loan agreement with Oxford, with the remaining funds available for working capital purposes. Upon FDA approval of dalbavancin prior to December 31, 2014, another $15 million will be funded to us within five days of such approval. In addition, we may borrow up to $30.0 million, at our option, for up to nine months following FDA approval.

•	Released and presented results from the DISCOVER-1 and DISCOVER-2 programs, which showed dalbavancin met its primary and secondary endpoints of early response, measured at 48 to 72 hours of therapy, as well as clinical success at the end of treatment in patients with very large skin lesions and high frequencies of fever and systemic inflammatory response syndrome.

“Durata has accomplished many things in less than a year – from completing two Phase 3 trials that met all its primary and secondary endpoints to our most recent achievement of submitting our NDA for dalbavancin, as well as strengthening our financial position to enhance our commercialization efforts,” said Paul Edick, Chief Executive Officer of Durata Therapeutics, Inc. “Hitting these major milestones bring dalbavancin closer to market and, importantly, to patients.”

Conference Call and Webcast Information

The company will host a conference call today, November 6, 2013 at 8:30 AM EST. To access the call, please dial 866-632-4021 for participants in the U.S. or Canada and 404-991-3968 for international callers (reference Conference ID 86272586). A replay of the call may be accessed through November 20, 2013 by dialing 800-585-8367 for callers in the U.S. and Canada and 404-537-3406 for international callers (reference Conference ID 86272586). The conference call will also be webcast live on the Investor Relations section of the Company’s website at www.duratatherapeutics.com.

About Dalbavancin

Dalbavancin is an intravenous antibiotic product candidate under investigation for once-weekly dosing, which we believe may facilitate the treatment of patients with ABSSSI in both the in-patient and out-patient settings, potentially reducing the length of a patient’s hospital stay or avoiding hospital admission altogether, with an impact on the overall cost of care for these patients.

About Durata Therapeutics

Durata Therapeutics is a pharmaceutical company focused on the development and commercialization of novel therapeutics for patients with infectious diseases and acute illnesses. Durata has completed two global Phase 3 clinical trials with its lead product candidate, dalbavancin, under investigation for the treatment of patients with acute bacterial skin and skin structure infections caused by susceptible Gram-positive bacteria.

Forward-looking statements

Statements contained in this press release contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Forward-looking statements in this press release include statements about FDA approval for dalbavancin and the ability to obtain additional funds from PDL and the potential impact of dalbavancin’s dosing schedule on hospital costs and readmissions. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including those discussed in the “Risk Factors” section of our most recent quarterly report on Form 10-Q, which is on file with the SEC and is also available on our website. In addition, any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our views change. Therefore, you should not rely on these forward-looking statements as representing our views as of any date subsequent to today.

Investor Relations and Public Affairs Contact

Allison Wey

Durata Therapeutics, Inc.

Vice President, Investor Relations and Public Affairs

(312) 219-7017

awey@duratatherapeutics.com

Media Relations Contact

Geoff Curtis

DJE Science

(312) 233-1253

geoff.curtis@djescience.com

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Balance Sheet

(in thousands)

(Unaudited)

	September 30, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$44,485	$32,257
Short-term investments	22,108	13,094
Prepaid expenses and other current assets	3,039	5,844

Total current assets	69,632	51,195
Acquired in process research and development	15,292	15,292
Goodwill	5,811	5,811
Property and equipment, net	962	981
Restricted cash	1,146	852
Deferred charge	11,487	12,417
Other assets	512	—

Total assets	$104,842	$86,548

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,729	$8,618
Accrued expenses	6,237	10,602
Current portion of long-term debt	2,841	—
Income taxes payable	32	2,281

Total current liabilities	11,839	21,501
Long-term debt (less unamortized debt discount of $1,286 at September 30, 2013)	15,873	—
Non-current tax payable	1,358	1,117
Contingent consideration	20,675	19,836
Accrued interest liability	1,190	—
Other liabilities	482	222

Total liabilities	51,417	42,676

Total stockholders’ equity	53,425	43,872

Total liabilities and stockholders’ equity	$104,842	$86,548

DURATA THERAPEUTICS, INC. AND SUBSIDIARIES

(A Development Stage Company)

Consolidated Statement of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three month period ended September 30,		Nine month period ended September 30,		Period from inception (November 4, 2009) to September 30,
	2013	2012	2013	2012	2013
Operating expenses:
Research and development expenses	$5,928	$18,956	$30,198	$42,255	$117,042
General and administrative expenses	4,824	2,552	13,388	6,166	31,170
Acquisition related charges, net	266	277	839	817	9,383

Operating loss	11,018	21,785	44,425	49,238	157,595
Other (income) expense
Interest expense	647	0	1,410	0	1,410
Interest income	(23)	(11)	(49)	(18)	(107)

Total other income (expense)	624	(11)	1,361	(18)	1,303
Loss before income tax benefit	11,642	21,774	45,786	49,220	158,898
Income tax expense (benefit)	257	0	715	0	(5,096)

Net loss	$(11,899)	$(21,774)	$(46,501)	$(49,220)	$(153,802)

Net loss per common share – Basic and Diluted	$(0.45)	$(1.47)	$(1.99)	$(9.83)
Weighted average common shares – Basic and Diluted	26,620,497	14,781,419	23,416,091	5,008,367